Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pioneer Power Solutions, Inc. on Form S-3 of our report dated April 11, 2023 with respect to our audit of the consolidated financial statements of Pioneer Power Solutions, Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Pioneer Power Solutions, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in each Prospectus contained in this Registration Statement.

/s/ Marcum llp

Marcum LLP
Saddle Brook, New Jersey
August 30, 2023